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                                                                    EXHIBIT 23.3
KPMG Peat Marwick LLP
600 Fleet Center
50 Kennedy Plaza
Providence, RI 02903-9805

The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of United Natural Foods, Inc. of our report dated August 30, 1996, relating to the balance sheets of United Natural Foods, Inc. as of October 31, 1995 and July 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996, which report appears in the Registration Statement on Form S-1 (No. 333-11349) of United Natural Foods, Inc.

                                         /s/ KPMG Peat Marwick LLP

Providence, Rhode Island
January 16, 1997